EXHIBIT 10.63


                              EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT ("Agreement") dated as of September 24, 2007 between Scottish Re Group Limited (the "Company") and Terry Eleftheriou (the "Employee") (together, the "Parties").

          WHEREAS, the Parties wish to establish the terms of the Employee's employment with the Company upon the terms and conditions set forth herein, and all other agreements with respect to the subject matter hereof;

          Accordingly, the Parties agree as follows:

               1. Employment and Acceptance. The Company shall employ the Employee, and the Employee shall accept employment, subject to the terms of this Agreement, on October 1, 2007 (the "Effective Date").

               2. Term. Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until the second (2nd) anniversary of the Effective Date and shall automatically renew for successive one (1) year intervals thereafter unless either party shall have given at least sixty (60) days advance written notice to the other that it does not wish to extend the Term. As used in this Agreement, the "Term" shall refer to the period beginning on the Effective Date and ending on the date the Employee's employment terminates in accordance with this Section 2 or Section 5. In the event of the Employee's termination of employment during the Term, the Company's obligation to continue to pay all base salary, as adjusted, bonus and other benefits then due and payable shall terminate except as may be provided for in Section 5 of this Agreement, or as otherwise required by law.

               3.   Duties and Positions.

               3.1 Positions. During the Term, the Employee shall serve as Chief Financial Officer of the Company and shall report solely and directly to the President and Chief Executive Officer of the Company (the "CEO"). The Employee shall also serve during the Term in executive positions for one or more of the Company's subsidiaries and affiliates for no additional consideration.

               3.2 Duties. The Employee will have such authority and responsibilities and will perform such executive duties as are customarily performed by a Chief Financial Officer of a public company of similar size in similar lines of business as the Company and its subsidiaries as may be assigned to the Employee by the CEO. The Employee will devote all his full working-time and attention to the performance of such duties and to the promotion of the business and interests of the Company and its subsidiaries. Nothing in this Agreement shall prevent the Employee from (i) devoting reasonable time to charitable, community, industry or professional activities, or (ii) participating in, or serving on, the governing body of any civic, community or charitable organization with which the Employee may currently be or hereafter become involved; provided that such activities (A) do not materially interfere with and are not inconsistent with Employee's performance of his duties and obligations under this Agreement, (B) cannot reasonably be expected to cause injury or harm to the business or reputation of the Company or any of its subsidiaries and affiliates and (C) do not violate any provision of this Agreement.


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               3.3  Location. The Employee shall perform his full-time services to the Company and its subsidiaries in the Company's Bermuda office; provided that the Employee shall be required to travel as reasonably necessary to perform his duties hereunder. The Employee shall establish residence in Bermuda as soon as practicable following the Effective Date.

               4. Compensation and Benefits by the Company. As compensation for all services rendered pursuant to this Agreement, the Company shall provide the Employee the following during the Term and thereafter as applicable:

               4.1 Base Salary. During the Term, the Company will pay to the Employee an annual base salary of $500,000, payable in accordance with the customary payroll practices of the Company ("Base Salary"). The Employee's Base Salary shall be subject to review and may be increased (but not decreased) to an amount determined at the discretion of the Board of Directors of the Company (the "Board") or the compensation committee thereof (which, thereafter, shall be his "Base Salary") after taking into consideration the Employee's performance, the Company's performance, increases in the cost of living and such other factors as the Board or the compensation committee thereof in good faith deems relevant. Such review shall be conducted no less frequently than once during each calendar year at the same time the Company conducts its review of the compensation of the Company's other senior executive officers.

               4.2 Bonuses. During the Term, the Employee shall be eligible to receive an annual cash bonus ("Bonus") under a plan established by the Company in the amount determined by the Board or the compensation committee thereof based upon achievement of performance measures established by the Company, after reasonable consultation with the Employee, and approved by the Board in its sole discretion. The Employee's target bonus shall be seventy five percent (75%) of Base Salary (the "Target Bonus"). For the calendar year 2007, the Employee shall receive a Bonus in an amount equal to $150,000 (the "2007 Bonus"). The Employee's Bonus (including the 2007 Bonus) shall be payable at such times and in the manner consistent with the Company's policies regarding compensation of executive employees. The Employee must not have given notice of his intention to terminate without Good Reason prior to or at the time the Employee's Bonus payment is to be made in order to be eligible to receive the Bonus. The Bonus with respect to any calendar year shall be paid no earlier than January 1 and no later than March 15 of the following calendar year.

               4.3 Participation in Employee Benefit Plans. The Employee shall be entitled during the Term, if and to the extent eligible, to participate in all of the applicable pension and welfare benefit plans and fringe benefits of the Company, which may be available to other senior executives of the Company. These plans shall include, without limitation, medical, prescription drug, dental, vision, disability, life and accidental death insurance plans and programs and a 401(k) plan to the extent, and on terms at least as favorable as, such plans and programs are available to other senior executives of the Company. The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Employee's consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other executives of the Company. In each calendar year prior to the date the Employee's employment terminates due to Disability (as defined below), the Employee shall be entitled to receive up to ninety (90) days of full salary continuation in the


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event he is unable to perform his duties hereunder without reasonable accommodation due to a physical or mental illness or injury.

               4.4 Equity Compensation. During the Term, the Employee shall be eligible to participate in the 2007 Scottish Re Group Limited Stock Option Plan, an equity incentive compensation plan established by the Company (the "Equity Incentive Plan"), pursuant to the terms of the Equity Incentive Plan and any applicable agreements thereunder as determined from time to time by the Board. The Employee shall receive an initial grant of the option to purchase 800,000 ordinary shares of the Company (the "Initial Grant") pursuant to the terms of the Equity Incentive Plan and any applicable agreements thereunder. Notwithstanding the foregoing or the terms of the equity Incentive Plan, the Employee's award agreement with respect to the Initial Grant shall provide that if the Employee's employment is terminated by the Company without "Cause" (as defined below), the Employee terminates his employment with "Good Reason" (as defined below) or the Employee's employment with the Company terminates in connection with the Company's determination not to extend or renew the Term pursuant to Section 2, to the extent not previously forfeited, the unvested portion of the Initial Grant, if any, shall become vested and exercisable, and shall remain exercisable for a period of ninety (90) days following the date of such termination of employment.

               4.5 Relocation. The Company shall provide the Employee (on a fully grossed up tax neutral basis), directly or through reimbursement (as determined in the Company's reasonable discretion) the following relocation, housing and transportation benefits: (a) a suitable apartment or comparable residence in Bermuda, which the Company shall directly lease for the Employee's use, and shall pay or reimburse other reasonable costs associated with such residence during the Term (at a cost not to exceed $12,000 per month plus utilities), (b) a car and a scooter to be used in Bermuda by the Employee for local ground transportation, (c) through the end of the 2008 calendar year, a suitable apartment or comparable residence for the Employee in the Charlotte, NC area when the Employee is required to perform services for the Company in its Charlotte, NC location (at a cost not to exceed $2,000 per month plus utilities); (d) until the earlier of (i) September 1, 2008 and (ii) the date of the relocation of the Employee's family to a Company location, pursuant to the Company's normal travel expense policy, weekly air travel between the Employee's home in Houston, TX and the Company locations (such payment or reimbursement to include ground transportation between the Employee's home and the applicable Houston metropolitan area airport), and (e) all reasonable costs associated with relocating the Employee and his family and transporting the Employee's household goods to Bermuda or to Charlotte, NC (such amounts paid by the Company pursuant to subsection (e), the "Relocation Expenses"). Notwithstanding anything to the contrary in the Scottish Re Executive Homeowner Corporate Relocation Policy (the "Relocation Policy"), the Employee's Relocation Allowance (as defined in the Relocation Policy) shall equal one (1) month of the Employee's salary. For the avoidance of doubt, the Relocation Allowance shall not be provided to the Employee on a fully grossed up tax neutral basis. Any such reimbursements and any applicable tax gross-up payments for any reimbursement or in-kind benefit shall be made no later than thirty (30) business days following presentation to the Company of the bill or invoice for any such benefit. In no event will any reimbursement or in-kind benefit in any calendar year affect any reimbursement or in-kind benefit made in any subsequent calendar year. In no event will any tax gross-up payment be made later than the Employee's taxable year next following the taxable year in which the Employee remits the related taxes. In the event that the Employee should terminate his employment with the Company without Good Reason, the Employee shall


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reimburse to the Company a pro rata share of the Relocation Expenses in accordance with the Relocation Policy in effect as of the Effective Date.

               4.6 Retention Bonus. Subject to the Employee's continued employment with the Company through the date such payment is made, in the event of a Change in Control (as defined below), the Company shall pay the Employee a lump-sum payment equal to the sum of (x) the Employee's then current Base Salary plus (y) the highest annual Bonus earned by the Employee (or, if higher, the Target Bonus) during the prior two (2) fiscal years (collectively, the "Retention Bonus"), payable within ten (10) days following the first anniversary of the Change in Control.

          "Change of Control" shall mean (1) any person, other than Cerberus Capital Management, L.P. ("Cerberus") or Mass Mutual Capital Partners LLC ("Mass Mutual") or their respective affiliates, becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the then issued and outstanding equity securities of the Company, or (2) the sale, transfer or other disposition of all or substantially all of the business and assets of the Company, whether by sale of assets, merger or otherwise (determined on a consolidated basis) to another person other than a transaction in which the survivor or transferee is a person controlled, directly or indirectly, by Cerberus or Mass Mutual Capital or their affiliates.

               4.7 Expense Reimbursement. During the Term, the Employee shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company applicable to other executive employees as in effect from time to time.

               4.8 Professional Fees. The Company shall pay or reimburse the Employee (on a fully grossed up tax neutral basis) for the Employee's reasonable attorneys' fees and costs (not to exceed $10,000) incurred during 2007 in connection with advice pertaining to and negotiation of this Agreement upon presentation to the Company of bills or invoices for such services and such other supporting information as the Company may reasonably require. Such payment or reimbursement and the corresponding gross-up payment shall be made no later than fifteen (15) business days following presentation to the Company of the bill or invoice for such services. In no event will the payment or reimbursement affect any other reimbursement or in-kind benefit made in any subsequent calendar year or be made later than December 31, 2007. In no event will the tax gross-up payment be made later than March 31, 2008.

               4.9 Club Membership. The Company shall pay or reimburse the Employee for (a) the initiation fee for a Bermuda country club membership and
(b) the dues for such membership (not to exceed $5,000 per calendar year) following presentation to the Company of the bill or invoice for such membership dues, in accordance with the Company's expense reimbursement policy.

               4.10 Signing Bonus. The company shall pay the Employee a $100,000 signing bonus upon execution of this Agreement (the "Signing Bonus"). If the Employee's employment with the Company is terminated either (x) by the Company for Cause or (y) by the Employee without Good Reason within one (1) year of the Effective Date, the Employee agrees to return the entire amount of the Signing Bonus to the Company.


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               4.11 Vacation. The Employee shall be entitled to four (4) weeks of paid vacation per annum, in accordance with the Company's vacation policy.

               5.   Termination of Employment.

               5.1 By the Company for Cause or by the Employee Without Good Reason. If: (i) the Company terminates the Employee's employment with the Company for Cause (as defined below); or (ii) the Employee terminates his employment without Good Reason (as defined below) (provided that the Employee shall be required to give the Company at least forty-five (45) days prior written notice of such termination), the Employee or the Employee's legal representatives (as appropriate), shall be entitled to receive the following (the "Accrued Benefits"):

                    (i) the Employee's accrued but unpaid Base Salary and benefits set forth in Sections 4.1 and 4.3, if any, to the date of termination;

                    (ii) the unpaid portion of the Bonus, if any, relating to the calendar year prior to the calendar year of the Employee's termination, payable in accordance with Section 4.2; provided, however, that if the Employee is terminated by the Company for Cause, or gives notice of his intention to terminate his employment without Good Reason, prior to the date on the Employee's Bonus payment is to be made, the Employee shall not be eligible for and shall not be paid such Bonus amount;

                    (iii) in accordance with the Company's policies, any accrued but unused vacation time or paid time off; and

                    (iv) expenses reimbursable under Section 4.7 incurred but not yet reimbursed to the Employee to the date of termination.

               For the purposes of this Agreement, "Cause" means, as determined by a majority of the Board, in the Board's reasonable business judgment acting in good faith and engaging in fair dealing with the Employee, with respect to conduct during the Employee's employment with the Company, whether or not committed during the Term, (i) commission of a felony by the Employee; (ii) intentional acts of dishonesty by the Employee resulting or intending to result in personal gain or enrichment at the expense of the Company or its subsidiaries; (iii) the Employee's breach of his material obligations under this Agreement; (iv) conduct by the Employee in connection with his duties hereunder that is fraudulent or grossly negligent or that the Employee knew or reasonably should have known to be unlawful; provided that any action taken by the Employee on the advice of the Company's Chief Administrative Officer (or his designee) shall not be treated as unlawful for purposes of this clause (iv); (v) engaging in personal conduct by the Employee (including, but not limited to, employee harassment or discrimination, the use or possession at work of any illegal controlled substance) which discredits or damages the Company or its subsidiaries; (vi) contravention of specific lawful direction of the Board or continuing inattention to or continuing failure to attempt, in good faith, to perform the duties to be performed by the Employee under the terms of Section
3.2 of this Agreement or (vii) breach of the Employee's covenants set forth in
Section 6 below before termination of employment. The Employee shall have fifteen (15) days after notice from the Company, which notice shall set forth in reasonable detail a description of the deficiency determined by the Board to constitute Cause, to cure the deficiency leading to the Cause


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determination (except with respect to (i) above), if curable. A termination for
"Cause" shall be effective immediately (or on such other date set forth by the Company), following the Employee's failure to timely cure such conduct, if curable.

               For the purposes of this Agreement, "Good Reason" means, without the Employee's consent, (i) a material adverse reduction in the Employee's authority, responsibilities or duties; (ii) a reduction in the Employee's Base Salary or bonus opportunity; provided that the Company may at any time or from time to time amend, modify, suspend or terminate any bonus, incentive compensation or other benefit plan or program provided to the Employee for any reason and without the Employee's consent if such modification, suspension or termination (x) is a result of the underperformance of the Employee or the Company under its business plan, and (y) is consistent with an "across the board" reduction for all similar employees of the Company, and, in each case, is undertaken in the Board's reasonable business judgment acting in good faith and engaging in fair dealing with the Employee; or (iii) the Company's material breach of the Agreement; provided that a suspension of the Employee and the requirement that the Employee not report to work shall not constitute "Good Reason" if the Employee continues to receive the compensation and benefits required by this Agreement. The Company shall have thirty (30) days after receipt of notice from the Employee in writing specifying the deficiency to cure the deficiency that would result in Good Reason.

               5.2 By the Company Without Cause; by the Employee with Good Reason; or Following the Company's Decision Not to Renew the Term. If, (1) during the Term: (i) the Company terminates the Employee's employment without Cause (which may be done at any time without prior notice) or (ii) the Employee terminates his employment for Good Reason (within ninety (90) days following the initial condition giving rise to such Good Reason), upon at least forty-five
(45) days prior written notice, or (2) the Employee's employment with the Company terminates in connection with the Company's determination not to extend or renew the Term pursuant to Section 2, upon execution without revocation of a valid release agreement in a form reasonably acceptable to the Parties, drafted diligently and in good faith, consistent with the terms and conditions of this Agreement, and not in violation of any applicable laws (the "Release"), the Employee shall be entitled to receive:

                    (i)   the Accrued Benefits;

                    (ii) an amount equal to (x) the Employee's annual Base Salary as of the date of termination plus (y) the highest annual Bonus earned by the Employee (or, if higher, the Target Bonus) during the prior two (2) fiscal years (collectively, the "Severance Amount"), payable in a lump sum, less standard income and payroll tax withholding and other authorized deductions within fifteen (15) days following the effective date of the Release or such later time as required by Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A");

                    (iii) continued payment of the Employee's Base Salary for the remainder of the Term, payable in accordance with the customary payroll practices of the Company; provided that each payroll payment shall be treated as a separate payment for purposes of Section 409A, and the regulations promulgated thereunder (the "Code");


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                    (iv)  if the Employee elects continuing group coverage
          pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), reimbursement of the cost of such continuation coverage (on a fully grossed up tax neutral basis) for the earlier of (x) twelve (12) months or (y) such earlier date that the Employee is covered (or eligible to be covered) under another group health plan, subject to the terms of the plans and applicable law;

                    (v) if such termination of employment occurs prior to the date that is ten (10) days subsequent to the first (1st) anniversary of a Change in Control, an amount equal to the Retention Bonus, payable pursuant to Section 4.6 above; and

                    (vi) the Company shall pay or reimburse the Employee (in either case, on a fully grossed up tax neutral basis in accordance with the terms of Section 4.5) for the Employee's reasonable costs (not to exceed $50,000) associated with relocating the Employee and his family and transporting the Employee's household goods from Bermuda to the Employee's future principal residence.

               The Company shall have no obligation to provide the benefits set forth above in the event that the Employee breaches the provisions of Section 6.

               5.3 Due to Death or Disability. If: (i) the Employee's employment terminates due to his death; or (ii) the Company terminates the Employee's employment with the Company due to the Employee's Disability (as defined below), in addition to Accrued Benefits, the Employee or the Employee's spouse, dependents or legal representatives (as appropriate), shall be entitled to receive (A) a lump-sum equal to the prorated portion of the Employee's Target Bonus for the year of the Employee's death or termination of employment due to Disability, less standard income and payroll tax withholding and other authorized deductions, payable within thirty (30) days following the date the Employee's employment terminates, and (B) if the Employee, or his spouse or dependants (as appropriate) elects continuing group coverage pursuant to COBRA, reimbursement of the cost of such continuation coverage (on a fully grossed up tax neutral basis) for the earlier of (x) twelve (12) months or (y) such earlier date that the Employee, his spouse or dependents, as the case may be, is covered under another group health plan, subject in all cases to the terms of the plans and applicable law.

               For the purposes of this Agreement, "Disability" means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Employee is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days; or (ii) one hundred eighty (180) days in any one (1) year period.

               5.4 No Mitigation; No Offset. The Employee shall be under no obligation to seek other employment after his termination of employment with the Company and the obligations of the Company to the Employee which arise upon the termination of his employment pursuant to this Section 5 shall not be subject to mitigation or offset.

               5.5 Removal from any Boards and Position. If the Employee's employment is terminated for any reason under this Agreement, he shall be deemed to have resigned, effective as of the date of the Employee's termination, (i) if a member, from the Board or board of directors of any subsidiary of the Company or any other board to which he has been


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appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.

               5.6 Nondisparagement. The Employee and the Company agree that each will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the other (including, when regarding the Company, its parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns). "Disparaging" remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

               5.7  Certain Additional Payments by the Company.

                    (i) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to, or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5.7) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                    (ii) Notwithstanding the foregoing provisions of Section 5.7(a), if the Parachute Value (as defined below) of all Payments does not exceed 110% of the Employee's Safe Harbor Amount (as defined below), then the Company shall not pay the Employee a Gross-Up Payment, and the Payments due under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount; provided, that if even after all Payments due under this Agreement are reduced to zero, the Parachute Value of all Payments would still exceed the Safe Harbor Amount, then no reduction of any Payments shall be made and the Gross -Up Payment shall be made. The reduction of the Payments due hereunder, if applicable, shall be made as designated by the Employee, and in any event shall be made in such a manner as to maximize the economic present value of all Payments actually made to the Employee, determined by the Accounting Firm (as defined in Section 5.7(c) below) as of the date of the change of control for purposes of Section 280G of the Code using the discount rate required by Section 280G(d)(4) of the Code. For purposes of this
          Section 5.7, the "Parachute Value" of a Payment means the present value as of the date of the change of control for purposes of Section


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          280G of the Code of the portion of such Payment that constitutes a
          "parachute payment" under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment. For purposes of this Section 5.7, Employee's "Safe Harbor Amount" means one dollar less than three times the Employee's "base amount" within the meaning of Section 280G(b)(3) of the Code.

               5.8 All determinations required to be made under this Section 5.7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by the Company's independent auditing firm or such other certified public accounting firm as may be designated by the Employee (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within fifteen (15) business days after the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Employee may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5.7, shall-be paid by the Company to the Employee or to the Internal Revenue Service on the Employee's behalf within five (5) business days after the receipt of the Accounting Firm's determination, but in no event later than December 31 of the year after the year in which the Employee remits the Excise Tax to the relevant taxing authorities. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee, but no later than December 31 of the year after the year in which the Employee remits the Excise Tax to the relevant taxing authorities.

               6.   Restrictions and Obligations of the Employee.

               6.1 Confidentiality. (a) During the course of the Employee's employment by the Company, the Employee has had and will have access to certain trade secrets and confidential information relating to the Company and its subsidiaries (the "Protected Parties") which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process,


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technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as "Confidential Information"), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Employee acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Employee shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Employee during the Employee's employment by the Company or its subsidiaries and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Agreement). Except as required by law (including, but not limited to, pursuant to a lawful subpoena) or an order of a court or governmental agency with jurisdiction, the Employee shall not, during the period the Employee is employed by the Company or its subsidiaries or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Employee use it in any way, except in the course of the Employee's employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Employee is a party; provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto. The Employee shall take reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Employee understands and agrees that the Employee shall acquire no rights to any such Confidential Information.

               (b) All Company files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, "Business" shall be as defined in Section 6.3 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries, whether prepared by the Employee or otherwise coming into the Employee's possession, shall remain the exclusive property of the Company and its subsidiaries, and the Employee shall not remove any such items from the premises of the Company and its subsidiaries, except in furtherance of the Employee's duties under this Agreement.

               (c) It is understood that while employed by the Company or its subsidiaries, the Employee will promptly disclose to it, and assign to it the Employee's interest in any invention, improvement or discovery made or conceived by the Employee, either alone or jointly with others, which arises out of the Employee's employment. At the Company's request and expense, the Employee will assist the Company and its subsidiaries during the period of the Employee's employment by the Company or its subsidiaries and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

               (d) As requested by the Company and at the Company's expense, from time to time and upon the termination of the Employee's employment with the Company for any reason, the Employee will promptly deliver to the Company and its subsidiaries all copies and embodiments, in whatever form, of all Confidential Information in the Employee's possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Employee will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

               6.2 Non-Solicitation or Hire. During the Term and for a period of eighteen months (18) months following the termination of the Employee's employment for any reason, the Employee shall not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (a) any party who is a customer of the Company or its subsidiaries, or who was a customer of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Employee's employment terminates, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries (provided that if the Employee intends to solicit any such party for any other purpose, he shall notify the Company of such intention and receive prior written approval from the Company, which approval shall not unreasonably be withheld), (b) any supplier to or customer or client of the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier, customer or client or (c) any employee of the Company or any of its subsidiaries or any person who was an employee of the Company or any of its subsidiaries during the twelve (12) month period immediately prior to the date the Employee's employment terminates to terminate such employee's employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Employee, or any other person or any entity in competition with the Business of the Company or any of its subsidiaries.

               6.3  Non-Competition. During the Term and for a period of twelve
(12) months following the termination of the Employee's employment for any reason, without the prior written consent of the Company, the Employee shall not, directly or indirectly, for his own account or on behalf of any other person or entity (such activities described in Sections 6.3(i) - (iii) below, the "Business"):

                    (i) sell or market the reinsurance of life insurance, annuities and/or annuity-type products which the Employee had responsibility for promoting while employed by the Company (either directly or through another Company employee under his management); or

                    (ii) provide financial advice in connection with the business of offering reinsurance of life insurance, annuities and/or annuity-type products which are similar to those offered by the Company; or

                    (iii) solicit, induce, or attempt to induce any client or customer of the Company that the Employee became aware of by virtue of his employment by the Company to cease doing business in whole or in part with the Company or to do business with any other person or entity engage in the business of offering reinsurance of life insurance, annuities and/or annuity-type products provided, however, that the restrictions set forth in Sections 6.3(i) and (ii) above shall only prohibit the activities described therein in the following geographical jurisdictions:

          (a)  Charlotte, North Carolina;

          (b)  St. Louis, Missouri;

          (c)  the New York City metropolitan area; and

          (d)  Bermuda.

          provided, further, however, that the Employee shall not be prohibited from serving as an employee, consultant or advisor (or in such other similar capacity) to an entity engaged in the Business if such employment, etc. is with a unit, division, affiliate or department of such entity that does not engage in the Business in any material respect so long as the Employee is not directly or indirectly involved in the Business performed by such entity.

          The phrase "client or customer" means an entity to whom that the Company was providing reinsurance of life insurance, annuities and/or annuity-type products at the time of the Employee's separation from employment.

          The Employee acknowledges that the Company's business success and competitive position in the industry are dependent on its exclusive possession of secret or confidential information, knowledge or data, and its relationships with customers. The Employee agrees that each restriction in this Agreement is reasonable as to the time, territory, and line of business and is reasonably necessary to protect the Company's legitimate business interests.

          The Employee acknowledges and agrees that, during the term and for the twelve (12) months following termination of the Employee's employment with the Company, he shall notify anyone employing the Employee after his separation from the Company's employ or evidencing an intent to employ the Employee as to the existence of the provisions of this Section 6.3; provided, however, that the Employee shall not be required under this Agreement to notify an employer or potential employer of the provisions of this Section 6.3 if such employer does not engage in the Business in any material respect.

          The invalidity or unenforceability of any provision of this Agreement as applied to a particular occurrence or circumstance or otherwise shall not affect the validity, enforceability, and applicability of any other provision of this Agreement. The Employee asks any reviewing court to reform any restriction determined to be unenforceable due to its duration, geographic scope, or type of activity.

          The Employee agrees that his education, skills, and abilities are such that, after he leaves the Company's employ, he will be able to obtain employment that does not violate the terms of this paragraph 6.3.

          Notwithstanding the foregoing, nothing in this Agreement shall prevent the Employee from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Employee has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Employee in connection with any permissible equity ownership).

               6.4 Property. The Employee acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries ("Company Property"). During the Term, and at all times thereafter, the Employee shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of his duties under the Agreement. When the Employee's employment with the Company terminates, or upon request of the Company at any time, the Employee shall promptly deliver to the Company all copies of Company Property in his possession or control.

               7. Remedies; Specific Performance. The Parties acknowledge and agree that the Employee's breach or overtly threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. The Employee hereby consents to the grant of an injunction (temporary or otherwise) against the Employee or the entry of any other court order against the Employee prohibiting and enjoining him from violating, or directing him to comply with any provision of Section 6. The Employee also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties' remedies for any breach of any restriction on the Employee set forth in Section 6, except as required by law, the Employee shall not be entitled to any payments set forth in Section 5.2 hereof if the Employee has breached the covenants applicable to the Employee contained in Section 6, the Employee will immediately return to the Protected Parties any such payments previously received under Section 5.2 upon such a breach, and, in the event of such breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Section 5.2.

               8. Indemnification. The Company shall indemnify the Employee from and against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of the Company) brought to impose a liability or penalty on the Employee in his capacity of director, officer, employee or agent of the Company or of any other corporation or entity which he serves as such at the request of the Company, against judgments, fines, amounts paid in settlement and expenses, including attorneys' fees actually and reasonably incurred as a result of such action (such attorneys' fees to be directly paid by the Company), suit or proceeding, or any appeal thereof, and provide for the coverage of the Employee under any applicable directors and officers liability insurance policy maintained by the Company, to the same extent and on the same terms that the Company provides such indemnification to officers and directors of the Company with respect to occurrences while Employee is or was an officer or director of the Company, to the maximum extent permitted by applicable law.

               9.   Other Provisions.

               9.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

                    (i)  If the Company, to:

                          13840 Ballantyne Corporate Place,
                          Suite 500
                          Charlotte, NC 28277
                          Attention: Chief Administrative Officer
                          Telephone:  (704) 542-9192
                          Fax:  (704) 542-5744

                    (ii) If the Employee, to the Employee's home address reflected in the Company's records.

               9.2 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

               9.3  Representations and Warranties.

                    (i) The Employee represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Employee's ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

                    (ii) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.

               9.4 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

               9.5  Governing Law, Dispute Resolution and Venue.

                    (i) This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

                    (ii) The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. In addition, the parties agree to waive trial by jury.

               9.6 Assignability by the Company and the Employee. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Employee without written consent signed by the other party; provided that this Agreement shall be binding upon any successor that continues the business of the Company, and that the Company shall require any such successor shall assume this agreement, whether expressly or by operation of law.

               9.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

               9.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

               9.9 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Employee acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

               9.10 Judicial Modification. If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

               9.11 Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

               9.12 Compliance with Law.

                    (i) This Agreement is intended to comply with the requirements of Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments under Section 5 shall comply with Section 409A. The Company shall make reasonable best efforts to make all payments hereunder in compliance with this Agreement and Section 409A and to minimize any adverse consequences of any such payments to the Employee as a result of Section 409A.

                    (ii) Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A would otherwise be payable or distributable under this Agreement by reason of the Employee's separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

                          (i) if the payment or distribution is payable in a lump sum, the maximum amount that can be paid to the Employee without becoming subject to or violating Section 409A shall be paid to the Employee and the Employee's right to receive payment or distribution of any additional non-exempt deferred compensation will be delayed until the earlier of the Employee's death or the first day of the seventh month following the Employee's separation from service; and

                          (ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Employee's separation from service will be accumulated and the Employee's right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Employee's death or the first day of the seventh month following the Employee's separation from service, whereupon the accumulated amount will be paid or distributed to the Employee and the normal payment or distribution schedule for any remaining payments or distributions will resume.

                          (iii) in the case of any such delayed payment, the Company shall pay interest on the deferred amount at 100% of the short-term applicable federal rate as in effect for the month in which the termination of employment occurred.

               For purposes of this Agreement, the term "Specified Employee" has the meaning given such term in Section 409A, provided, however, that, the Company's Specified Employees and its application of the six-month delay rule shall be determined in accordance with rules adopted by the Board of Directors, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

               IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.


                                            EMPLOYEE



                                            /s/ Terry Eleftheriou
                                            ------------------------------------
                                            Terry Eleftheriou


                                            SCOTTISH RE GROUP LIMITED



                                            By: /s/ George R. Zippel
                                                --------------------------------
                                                Name:  George R. Zippel
                                                Title:  President & CEO